EXHIBIT 13.4

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical report on the Property in the Durango Mining District of Mexico dated October 27, 2016 entitled “Avino Silver & Gold Mines Ltd. Amended Resource Estimate Update for the Avino Property, Durango, Mexico” by QG Australia (Pty) Ltd. An ARANZ Geo Company and Tetra Tech Canada Inc. (previously Tetra Tech WEI Inc.) and the reference as an expert contained in the Annual Report of Avino Silver & Gold Mines Ltd. on Form 20-F for the fiscal year ended December 31, 2016 and incorporated by reference to the Company’s Registration Statements on Form S-8 (SEC File No.: 333-195120), Form F-3 (SEC File Nos.: 333-193471 and 333-195144) and Form F-10 (SEC File No.: 333-214396).

TETRA TECH CANADA INC.

Dated: March 10, 2017	By:	/s/ Hassan Ghaffari
Hassan Ghaffari, P. Eng.